Exhibit 99.1

Contact: Evan Bertrand Vice President, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Reports Second Quarter 2023 Performance

ARLINGTON, Texas — August 11, 2023 (Corrected) — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of water parks in North America, today reported second quarter Revenue of $444 million, Net Income of $21 million, and Adjusted EBITDA of $161 million.

“Following a year of transition, our strategy is taking hold. Despite a challenging weather backdrop in the first half of the year, we are seeing a return to a solid growth trajectory in attendance, revenue and earnings,” said Selim Bassoul, President and CEO. “I am pleased to see our team members executing so well towards our strategic objectives. Delighting our guests is our number one priority, and this season, we have invested significantly in park infrastructure and beautification, and we have introduced an exciting lineup of new events, including Flavors of the World and Summer Nights Spectacular. Looking ahead, we are optimistic about the remainder of the season, with major investments in our Oktoberfest Food Festival, Kids Boo Fest, Fright Fest, and Holiday in the Park events; and looking further ahead to 2024, we will be investing heavily in new marketable attractions, to further elevate our position as a leader in thrills.”

Second Quarter 2023 Results

	Three Months Ended
(Amounts in millions, except per share data)	July 2, 2023	July 3, 2022	% Change vs. 2022
Total revenue	$444	$435	2%
Net income attributable to Six Flags Entertainment	$21	$45	(55)%
Net income per share, diluted	$0.25	$0.53	(53)%
Adjusted EBITDA (1) , (3)	$161	$154	5%
Attendance	7.1	6.7	6%
Spending per capita figures (2)
Total guest spending per capita	$60.76	$63.87	(5)%
Admissions spending per capita	$33.79	$36.35	(7)%
In-park spending per capita	$26.97	$27.52	(2)%

Total revenue for second quarter 2023 increased $8 million, or 2%, compared to second quarter 2022, driven by higher attendance and higher sponsorship and international licensing revenue, partially offset by lower total guest spending per capita. The increase in attendance was driven primarily by increased pass sales in second quarter 2023 versus the prior period.

The $3.11 decrease in total guest spending per capita compared to second quarter 2022 consisted of a $2.56 decrease in admissions spending per capita and a $0.55 decrease in in-park spending per capita. The decrease in admissions spending per capita was driven primarily by lower average pricing on season passes in second quarter 2023 versus second quarter 2022. The decrease in in-park spending per capita was driven primarily by lower spend on parking, retail, and flash passes, resulting from a higher mix of attendance from season passes in second quarter 2023 versus the prior year. Due to certain benefits available to season pass holders, guests visiting on a season pass spend less per visit on certain in-park products than guests visiting on a single-day ticket. The season pass mix-driven decline in in-park spending per capita was partially offset by higher food and beverage sales in second quarter 2023 versus the prior year.

The company had net income of $21 million in second quarter 2023, compared to net income of $45 million in second quarter 2022. The net income per share was $0.25 compared to net income per share of $0.53 in second quarter 2022, driven primarily by an increase in self-insurance reserves in second quarter 2023. Our self-insurance reserves are periodically reviewed for changes in facts and circumstances and adjustments are made as necessary. During the second quarter of 2023, we revised the estimate of our ultimate loss indications for both identified claims and incurred but not reported (“IBNR”) claims in connection with our general liability and worker’s compensation self-insurance reserves. The increase in our revised estimate was based on greater than previously estimated reserve adjustments on certain identified claims as well as an observed pattern of increasing litigation and settlement costs and changes to key actuarial assumptions utilized in determining estimated ultimate losses, including loss development factors. The change in estimate resulted in an increase to “selling, general and administrative expense” in our condensed consolidated statements of operation of $38 million during the three and six months ended July 2, 2023. The reduction in net income and net income per share were also driven by higher interest expense in second quarter 2023 versus prior year due to higher floating rate debt costs and increased borrowing under the revolver. Excluding the $38 million self-insurance reserves estimate adjustment, cash operating costs (4) increased by less than $1 million in second quarter 2023, driven by higher advertising expense and seasonal wages, offset by a reduction in full-time headcount and other cost-saving initiatives. Adjusted EBITDA in second quarter 2023, which excludes the $38 million self-insurance reserves estimate adjustment, was $161 million, a $7 million increase from the prior year (3).

First Half 2023 Results

	Six Months Ended
(Amounts in millions, except per share data)	July 2, 2023	July 3, 2022	% Change vs. 2022
Total revenue	$586	$574	2%
Net loss attributable to Six Flags Entertainment	$(49)	$(20)	N/M
Net loss per share, diluted	$(0.59)	$(0.24)	N/M
Adjusted EBITDA (1) , (3)	$143	$137	5%
Attendance	8.7	8.3	4%
Spending per capita figures (2)
Total guest spending per capita	$64.46	$66.21	(3)%
Admissions spending per capita	$36.37	$37.75	(4)%
In-park spending per capita	$28.09	$28.46	(1)%

Total revenue for first half 2023 increased $12 million, or 2%, compared to first half 2022, driven by higher attendance and higher sponsorship and international licensing revenue, partially offset by lower total guest spending per capita. The increase in attendance was driven primarily by increased pass sales in first half 2023 versus the prior period.

The $1.75 decrease in total guest spending per capita compared to first half 2022 consisted of a $1.38 decrease in admissions spending per capita and a $0.37 decrease in in-park spending per capita. The decrease in admissions spending per capita was driven primarily by lower average pricing on season passes in first half 2023 relative to first half 2022. The decrease in in-park spending per capita was driven primarily by lower spend on parking, retail, and flash passes, resulting from a higher mix of attendance from season passes in first half 2023 versus the prior year. Due to certain benefits available to season pass holders, guests visiting on a season pass spend less per visit on certain in-park products than guests visiting on a single-day ticket. The season pass mix-driven decline in in-park spending per capita was partially offset by higher food and beverage sales in first half 2023 versus the prior year.

The company had net loss of $49 million in first half 2023, compared to net loss of $20 million in first half 2022. The net loss per share was $0.59 compared to net loss per share of $0.24 in first half 2022, driven primarily by a $38 million increase in self-insurance reserves in first half 2023, as discussed above in the second quarter 2023 results. The increase in net loss and net loss per share were also driven by higher interest expense in first half 2023 versus prior year due to higher floating rate debt costs and increased borrowing under the revolver. Excluding the $38 million increase in self-insurance reserves estimate adjustment, cash operating costs (4) in first half 2023 increased by $6 million driven by higher advertising expense and seasonal wages, partially offset by a reduction in full-time headcount and other cost-saving initiatives. Adjusted EBITDA in first half 2023, which excludes the $38 million self-insurance reserves estimate adjustment, was $143 million, a $6 million increase from the prior year (3).

As of July 2, 2023, the company had total reported debt of $2,352 million, and cash or cash equivalents of $52 million. In second quarter 2023, the company repaid $94 million in aggregate net principal amount of debt. Deferred revenue was $177 million as of July 2, 2023, an increase of $6 million, or 3%, from July 3, 2022. The increase was primarily due to higher season pass sales year-to-date through July 2, 2023 versus July 3, 2022. In first half 2023, the company invested $67 million in new capital, net of insurance recoveries.

Conference Call

At 7:00 a.m. Central Time today, August 10, 2023, the company will host a conference call to discuss its second quarter 2023 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com, or by dialing 1-833-629-0614 in the United States or +1-412-317-9257 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available on the company’s investor relations site investors.sixflags.com.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 63 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling water parks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the effect, impact, potential duration or other implications of the COVID-19 pandemic or virus variants, and any expectations we may have with respect thereto including the continuing efficacy of the COVID-19 vaccines, (ii) the adequacy of our cash flows from operations, available cash and available amounts under our credit facilities to meet our liquidity needs, including in the event of a prolonged closure of one or more of our parks, (iii) our ability to execute our strategy to significantly improve our financial performance and the guest experience, (iv) expectations regarding consumer demand for regional, outdoor, out-of-home entertainment, including for our parks, and (v) expectations regarding our annual income tax liability and the availability and effect of net operating loss carryforwards and other tax benefits.

Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including COVID-19 and Monkeypox, or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19 or other health emergencies such as Monkeypox, including with respect to business operations, safety protocols and public gatherings; economic impact of political instability and conflicts globally, including the war in Ukraine; recall of food, toys and other retail products sold at our parks; accidents or incidents involving the safety of guests and employees, or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; the increased cost of capital due to raising interest rates; macro-economic conditions (including supply chain issues and the impact of inflation on customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, water parks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks; and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(2)	We use certain per capita operational metrics that measure the performance of our business on a per guest basis and believe that these metrics provide relevant and useful information for investors because they assist in comparing our operating performance on a consistent basis, make it easier to compare our results with those of other companies and our industry and allows investors to review performance in the same manner as our management.
•	Total guest spending per capita is the total revenue generated from our guests, on a per guest basis, through admissions and in-park spending. Total guest spending per capita is calculated by dividing the sum of park admissions revenue and park food merchandise and other revenue by total attendance.
•	Admissions revenue per capita is the total revenue generated from our guests, on a per guest basis, to enter our parks. Admissions revenue per capita is calculated by dividing park admission revenue by total attendance.
•	In-park spending per capita is the total revenue generated from our guests, on a per guest basis, on items sold within our parks, such as food, games and merchandise. In-park spending per capita is calculated by dividing park food, merchandise and other revenue by total attendance.
(3)	During 2023, we reclassified the net pension-related expense (benefit) to “Other (income) expense, net”, in our consolidated statements of operations. This reclassification has been reflected in all periods presented. As a result, Adjusted EBITDA for the three-month period and the six-month period ended July 3, 2022, declined by $1.6 million and $2.8 million, respectively, as compared to the previously reported figures.
(4)	“Cash operating costs” includes operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding stock-based compensation).

Statement of Operations Data

	Three Months Ended		Six Months Ended		Twelve Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
(Amounts in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Park admissions	$238,963	$241,777	$315,266	$314,764	$735,917	$820,914
Park food, merchandise and other	190,792	183,081	243,578	237,350	577,193	662,680
Sponsorship, international agreements and accommodations	13,952	10,564	27,053	21,415	57,494	45,029
Total revenues	443,707	435,422	585,897	573,529	1,370,604	1,528,623
Operating expenses (excluding depreciation and amortization shown separately below)	173,669	173,357	282,539	283,076	590,123	652,947
Selling, general and administrative expenses (excluding depreciation and amortization shown separately below) (1)	90,448	53,498	134,695	92,755	203,798	218,126
Costs of products sold	34,787	35,710	44,552	45,825	106,873	125,144
Depreciation and amortization	28,910	27,537	58,024	56,586	118,562	114,135
Loss on impairment of park assets	—	—	—	—	16,943	—
Loss (gain) on disposal of assets	2,550	98	4,985	(2,002)	10,914	8,896
Operating income	113,343	145,222	61,102	97,289	323,391	409,375
Interest expense, net	43,495	35,978	79,797	73,508	147,879	149,476
Loss on debt extinguishment	13,982	17,533	13,982	17,533	13,982	17,533
Other (income) expense, net	(2,261)	(722)	(3,093)	(1,410)	(1,767)	6,348
Income (loss) before income taxes	58,127	92,433	(29,584)	7,658	163,297	236,018
Income tax expense (benefit)	13,807	24,716	(4,045)	5,603	37,312	57,838
Net income (loss)	$44,320	$67,717	$(25,539)	$2,055	$125,985	$178,180
Less: Net income attributable to noncontrolling interests	(23,766)	(22,325)	(23,766)	(22,325)	(46,092)	(43,208)
Net income (loss) attributable to Six Flags Entertainment Corporation	$20,554	$45,392	$(49,305)	$(20,270)	$79,893	$134,972

Weighted-average common shares outstanding:
Basic:	83,379	84,992	83,293	85,594	83,209	85,789
Diluted:	83,796	85,242	83,293	85,594	83,482	86,525

Income (loss) per average common share outstanding:
Basic:	$0.25	$0.53	$(0.59)	$(0.24)	$1.47	$1.57
Diluted:	$0.25	$0.53	$(0.59)	$(0.24)	$1.47	$1.56

(1)	Includes stock-based compensation of $2,179 and $3,223 for the three-month periods ended July 2, 2023, and July 3, 2022, respectively, stock-based compensation of $5,493 and $7,448 for the six-month periods ended July 2, 2023 and July 3, 2022, respectively, and stock-based compensation of $5,718 and $19,272 for the twelve-month periods ended July 2, 2023, and July 3, 2022.

	As of
	July 2, 2023	January 1, 2023	July 3, 2022
(Amounts in thousands, except share data)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,580	$80,122	$74,802
Accounts receivable, net	93,077	49,405	70,473
Inventories	43,172	44,811	47,531
Prepaid expenses and other current assets	84,808	66,452	69,990
Total current assets	272,637	240,790	262,796
Property and equipment, net:
Property and equipment, at cost	2,666,636	2,592,485	2,552,144
Accumulated depreciation	(1,410,480)	(1,350,739)	(1,297,710)
Total property and equipment, net	1,256,156	1,241,746	1,254,434
Goodwill	659,618	659,618	659,618
Intangible assets, net of accumulated amortization	344,153	344,164	344,176
Right-of-use operating leases, net	154,182	158,838	180,836
Debt issuance costs	6,110	2,764	3,832
Deposits and other assets	20,737	17,905	8,101
Total assets	$2,713,593	$2,665,825	$2,713,793

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$54,174	$38,887	$67,925
Accrued compensation, payroll taxes and benefits	21,571	15,224	24,968
Self-insurance reserves	68,633	34,053	37,017
Accrued interest payable	33,216	38,484	24,713
Other accrued liabilities	79,959	67,346	102,626
Deferred revenue	176,811	128,627	171,238
Short-term borrowings	169,000	100,000	200,000
Short-term lease liabilities	11,730	11,688	11,394
Total current liabilities	615,094	434,309	639,881
Noncurrent liabilities:
Long-term debt	2,183,325	2,280,531	2,277,910
Long-term lease liabilities	163,950	164,804	175,786
Other long-term liabilities	29,077	30,714	5,476
Deferred income taxes	172,849	184,637	152,041
Total liabilities	3,164,295	3,094,995	3,251,094

Redeemable noncontrolling interests	544,764	521,395	543,719

Stockholders' deficit:
Preferred stock, $1.00 par value	—	—	—
Common stock, $0.025 par value, 280,000,000 shares authorized; 83,464,774, 83,178,294 and 83,026,556 shares issued and outstanding at July 2, 2023, January 1, 2023 and July 3, 2022, respectively	2,086	2,079	2,075
Capital in excess of par value	1,109,779	1,104,051	1,103,534
Accumulated deficit	(2,034,736)	(1,985,500)	(2,114,697)
Accumulated other comprehensive loss, net of tax	(72,595)	(71,195)	(71,932)
Total stockholders' deficit	(995,466)	(950,565)	(1,081,020)
Total liabilities and stockholders' deficit	$2,713,593	$2,665,825	$2,713,793

	Six Months Ended
	July 2, 2023	July 3, 2022
(Amounts in thousands)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(25,539)	$2,055
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	58,024	56,586
Stock-based compensation	5,493	7,448
Interest accretion on notes payable	511	555
Loss on debt extinguishment	13,982	17,533
Amortization of debt issuance costs	2,889	3,965
Loss (gain) on disposal of assets	4,985	(2,002)
Deferred income tax (benefit) expense	(7,467)	726
Other	(5,573)	(3,403)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(42,233)	27,327
Increase in inventories, prepaid expenses and other current assets	(25,480)	(34,698)
(Increase) decrease in deposits and other assets	1,315	(1,928)
Decrease in ROU operating leases	5,614	5,517
Increase in accounts payable, deferred revenue, accrued liabilities and other long-term liabilities	104,717	11,012
Decrease in operating lease liabilities	(1,340)	(1,615)
Decrease in accrued interest payable	(5,269)	(25,841)
Net cash provided by operating activities	84,629	63,237

Cash flows from investing activities:
Additions to property and equipment	(68,130)	(59,006)
Property insurance recoveries	1,089	3,664
Net cash used in investing activities	(67,041)	(55,342)

Cash flows from financing activities:
Repayment of borrowings	(1,028,623)	(360,000)
Proceeds from borrowings	998,984	200,000
Payment of debt issuance costs	(19,294)	(12,600)
Payment of cash dividends	—	(3)
Proceeds from issuance of common stock	—	1,665
Payment of tax withholdings on equity-based compensation through shares withheld	(241)	(260)
Reduction in finance lease liability	(498)	(490)
Net cash used in financing activities	(50,000)	(269,018)

Effect of exchange rate on cash	3,870	340

Net change in cash and cash equivalents	(28,542)	(260,783)
Cash and cash equivalents at beginning of period	80,122	335,585
Cash and cash equivalents at end of period	$51,580	$74,802

Supplemental cash flow information
Cash paid for interest	$83,031	$95,141
Cash paid for income taxes	$6,892	$1,661

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted EBITDA minus capex. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following tables set forth a reconciliation of net (loss) income to Adjusted EBITDA for the three-month periods, six-month periods and twelve-month periods ended July 2, 2023, and July 3, 2022:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net income (loss)	$44,320	$67,717	$(25,539)	$2,055	$125,985	$178,180
Income tax expense (benefit)	13,807	24,716	(4,045)	5,603	37,312	57,838
Other (income) expense, net (2)	(2,261)	(722)	(3,093)	(1,410)	(1,767)	6,348
Loss on debt extinguishment	13,982	17,533	13,982	17,533	13,982	17,533
Interest expense, net	43,495	35,978	79,797	73,508	147,879	149,476
Loss (gain) on disposal of assets	2,550	98	4,985	(2,002)	10,914	8,896
Depreciation and amortization	28,910	27,537	58,024	56,586	118,562	114,135
Loss on impairment of park assets	—	—	—	—	16,943	—
Stock-based compensation	2,179	3,223	5,493	7,448	5,718	19,272
Self-insurance reserve adjustment (3)	37,558	—	37,558	—	37,558	—
Modified EBITDA (4)	$184,540	$176,080	$167,162	$159,321	$513,086	$551,678
Third party interest in EBITDA of certain operations (5)	(23,766)	(22,325)	(23,766)	(22,325)	(46,092)	(43,208)
Adjusted EBITDA (4)	$160,774	$153,755	$143,396	$136,996	$466,994	$508,470
Capital expenditures, net of property insurance recovery (6)	(42,034)	(26,352)	(67,041)	(55,342)	(123,208)	(134,834)
Adjusted EBITDA minus CAPEX (4)	$118,740	$127,403	$76,355	$81,654	$343,786	$373,636

(2)	Amounts recorded as “Other (income) expense, net” include certain non-recurring costs incurred in conjunction with changes made to our organizational structure in December 2021. During 2023, we reclassified the net pension-related expense (benefit) to other (income) expense, net. in our consolidated statements of operations. This reclassification has been reflected in all periods presented. As a result of this reclassification, Adjusted EBITDA for the three-month, six-month and twelve-month periods ended July 3, 2022, declined by $1.6 million, $2.8 million and $4.7 million, respectively, as compared to the previously reported figures.
(3)	Amount relates to an adjustment to our self-insurance reserves resulting from a change in accounting estimate that increased our ultimate loss indications on both identified claims and incurred but not reported claims, as discussed in more detail above in our review of second quarter 2023 results. We have excluded this adjustment from our reported Adjusted EBITDA because we believe (i) the change in actuarial assumptions and related change in accounting estimate that gave rise to the adjustment is unusual and not expected to be recurring; (ii) excluding it provides more meaningful comparisons to our historical results; and (iii) excluding it provides more meaningful comparisons to other companies in our industry.
(4)	Modified EBITDA,” a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the following: the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, fresh start accounting valuation adjustments and other significant non-recurring items. Modified EBITDA, as defined herein, may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park-level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA," a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Modified EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

“Adjusted EBITDA minus capex,” a non-GAAP measure, is defined as Adjusted EBITDA minus capital expenditures, net of property insurance recoveries. Adjusted EBITDA minus capex as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA minus capex to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA minus capex. We believe that Adjusted EBITDA minus capex is frequently used by analysts and investors as a measure of our performance. Adjusted EBITDA minus capex, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(5)	Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(6)	Capital expenditures, net of property insurance recovery (“CAPEX”) represents cash spent on property, plant and equipment, net of property insurance recoveries.